Exhibit 99.1

CONTACT:

Investor Relations

Axon Enterprise, Inc.

IR@axon.com

Axon Reports Record Q3 2022 Revenue of $312 Million, Up 34% YOY, Raises Full-Year Outlook

●	SaaS strength drives Axon Cloud revenue growth of 51%; Annual Recurring Revenue of $403 million, up 40% YOY
●	EPS of $0.17, Non-GAAP EPS of $0.60, Adjusted EBITDA of $68 million at 21.7% margin

Fellow Shareholders,

Customer enthusiasm across our product suite, including notable strength in our Software & Sensors business, drove record quarterly revenue of $312 million, up 34% year over year. Continued momentum on the top line, sequential gross margin improvement and the inherent leverage in our business model supported net income of $12 million and allowed us to generate Adjusted EBITDA of $68 million, at 21.7% margin.

Our demand backdrop remains robust and we have tremendous confidence in our sustainability of pipeline, which is supported by our mission-critical product offerings and long-term contracts. Importantly, our highly recurring, stable business model benefits our company as well as our customers, who see us as their trusted technology partner. We are especially pleased that our highest tier integrated bundle is demonstrating the highest adoption rates this year. Year to date, more than half of customers who chose Officer Safety Plan selected Officer Safety Plan 7+ Premium, which is listed at $249 per officer per month and includes the TASER 7, Axon Body 3 camera, and more software features than any other bundle. Even with this healthy demand, the penetration rate of our highest tier bundles is less than 15% relative to our potential state and local law enforcement install base (1), signifying that our domestic business enjoys wide runway for continued growth.

Our shareholders can expect Axon to continue to build upon this solid foundation of customer trust, signing long-term contracts with future deliverables, and introducing more and broader enterprise bundles as we build the premier operating system for public safety. We are emboldened by our market leadership position, and feel confident in the sustainability of our long-term growth profile.

(1)	Based on a potential domestic state and local government install base of 712,112 sworn officers, according to data from the U.S. Census Bureau’s State and Local Employment and Payroll Data as of March 2021.

Select highlights:

Management update

Brittany Bagley, CFO & CBO

In September, Brittany joined Axon as Chief Financial Officer and stepped into the newly created role of Chief Business Officer. Brittany is a seasoned business and finance leader with experience both as an operator and as a board member.  She has hit the ground running over the past 40 days, conducting deep dives into key metrics, taking a strategic and holistic lens to operations and meeting customers and partners at the IACP conference. By way of background, Brittany is a current member of the board of directors of self-driving technology company Aurora Innovation (NASDAQ: AUR), where she also serves as Audit Committee Chair and serves on the compensation committee. Prior to joining Axon, she served for 3.5 years as Chief Financial Officer at Sonos (Nasdaq: SONO), overseeing traditional finance functions, including investor relations and M&A, as well as real estate and information technology. From 2017 to 2019, Brittany served on the Sonos board of directors, where she chaired the compensation committee. Over the course of 12 years on KKR’s Americas Private Equity team, she held various investing roles including as a Managing Director of the technology team. At KKR, she also served on numerous boards.

"Axon is uniquely positioned to deliver strong growth and drive long-term profitability with its model of high-margin software growth that drives annual recurring revenue. I look forward to partnering with this great team and building upon their outstanding track record of execution and delivering shareholder value.” — Brittany Bagley, CFO & CBO

Mission & vision update

Moonshot goal:

In October, Axon returned to the International Association of Chiefs of Police (IACP) annual conference, the largest law enforcement event of the year and a key customer-facing event for us. This year, we announced that Axon is joining forces with law enforcement and community leaders in a moonshot goal to cut gun-related deaths between police and the public in half by 2033.

In announcing this moonshot goal, Axon pointed to the relevance of our R&D product roadmap of hardware devices and SaaS software solutions. We are committed to investing in the technology, training and data that will help achieve better outcomes and deepen trust between law enforcement and the communities they protect and serve. Our product roadmap includes accelerated advancements in non-lethal and de-escalation tools and training, next-generation cameras and evidence capture devices, real-time response and communications tools, community impact, engagement and feedback solutions, and more comprehensive and actionable use of force and response to resistance reporting.

Executing on our strategic vision

Relentless product innovation

We continue to invest in new product development in support of our ultimate mission to protect life, as well as in support of our long-term revenue target CAGR of 20%+.

Five key product developments since our last update include:

Never Miss a Moment is a framework that Axon has introduced to help agencies and communities ensure that critical moments are always captured and stored. The four components to never missing a moment are:

●	Reliable cameras — It’s important to capture points of view from multiple sources. We do this from officers via Axon Body 3 cameras; from vehicles via Axon Fleet 3 in-car cameras; from drones via Axon Air; and from fixed cameras.
●	Axon Performance software — Agencies set their own policies on camera usage, and Axon develops software to help agencies manage policy compliance. Axon Performance allows agencies to see baseline camera activation rates down to the officer level and incentivizes compliance while also enabling performance coaching, supervisor alerts, and more. In the first year of using Axon Performance, agencies tend to see dramatic improvement in camera usage — ensuring cameras are recording when they are supposed to. We believe that Axon Performance has helped at least 160 agencies increase their body camera activation rates this year alone.
●	Compliance safeguards — Axon designs software and hardware tools to auto-activate cameras, which is useful in myriad situations, especially when officers are too occupied to start recording. We built the Axon Signal product line to drive camera activation rates when certain incidents occur — such as the removal of a firearm from its holster, or the activation of a TASER device. We also offer programmatic integrations with computer aided dispatch systems, which allows remote camera activation and programmable geofencing, so cameras can automatically activate when officers arrive on scene. These safeguards always come with strict controls to preserve officer privacy and autonomy.
●	Final failsafe —In the rare, rapidly unfolding and high-pressure scenarios where all efforts to follow camera activation policies may fail, Axon offers a failsafe called Video Recall. This function allows the agency to enable a small and specialized set of authorized users to forensically retrieve “missed” video from an Axon Body 3 camera when the setting is turned on. This feature works while providing careful controls and strict privacy protection.

Axon Investigate adds a valuable tool to our suite of digital evidence management solutions. Our investments in this software support our ultimate goal of providing an end-to-end solution for every piece of an agency’s digital evidence, not just body camera video, from capture to courtroom.

●	Video is the most prolific source of evidence available to investigators, but only when played correctly. While many commonly available playback and conversion tools— including sometimes even those created by CCTV companies for their own files— unintentionally alter or otherwise incorrectly play evidence files, Axon Investigate secures the forensic integrity of each video clip regardless of its source, enabling investigators to protect truth.
●	Axon Investigate is built by a team of certified forensic video analysts and ensures that investigators view and share accurate digital evidence that is ready for court. In fact, users can bring Axon Investigate into the courtroom and play full screen, zoomed or looped video evidence for the judge or jury.
●	Axon Investigate is the result of our late 2021 acquisition of Occam Video Solutions and its flagship investigative software, iNPUT-ACE.

"Axon Investigate solved the issue we were facing with ease, this easily saved us many hours and added a layer of integrity we would not have had if we were forced to process the video another way." — Captain James Evans of the Racine County Sheriff’s Office (Wisconsin)

My90 gains momentum, fostering community engagement. Axon acquired this community engagement tool last year, and it is quickly becoming a key addition to our solution suite. It allows customer agencies to automatically send short surveys about officer interactions, such as after a 911 response. It also collects candid feedback from officers to reduce burnout and support officer wellness. Resulting reports and analytics can be reviewed to bridge gaps and bank trust, winning positive reviews from several agencies.

"My90 is a great way to engage with our community to better understand how the public feels about interactions with our agency. Since deploying a trial of My90, we have collected over 3,000 responses in just over 2 months. We have the opportunity to review these results to gain valuable feedback on an ongoing basis from people we have just served." — Chief Kevin Davis, Fairfax County Police Department

Axon Records continues to forge a steady and accelerating path toward market leadership, one deployment at a time. We have nearly 40 agencies with nearly 14,000 sworn officers live on Axon Records, including 12 agencies that are already using our product to fully replace their legacy records management system. The amount of custom work for each marginal customer continues to decline, while the number of simultaneous deployments increases. Indeed, we are seeing clear proof points that bundling Records with our higher-tier Officer Safety Plans is a go-to-market differentiator.

Axon Respond, the centerpiece of our real-time operations platform, also continues to demonstrate strong momentum. Respond paid licenses have expanded to more than 1,500 agencies, representing hundreds of thousands of connected Axon body cameras. Active usage across all Respond features continues to rapidly grow as well, helping supervisors be more aware of officer locations and be notified of critical events. Our customers tell us that Axon Respond video streaming dramatically enhances supervisors’ ability to support officers in the field, and some agencies are now using Axon Respond to enable dispatchers to view live video for every call for service, providing an extra set of eyes and additional safety for officers in the field. Growing usage of the tool demonstrates its utility to customers and supports future contract renewals, validates our selling motion of offering software bundles with integrated features, and seeds a pathway for our long-term ambitions to be a leader in real-time solutions for public safety.

Diversifying our customers and markets

We are diversifying into new markets by adding new types of customer profiles, or users, and by adding to our core customer base. We think of those core customers as falling into roughly four categories of funding sources: U.S. state and local governments, the U.S. federal government, international government customers, and commercial enterprises. Simultaneously, the types of customers who find value in our product offerings are expanding beyond law enforcement to include attorneys, fire and EMS personnel, corrections and the U.S. military.

U.S. federal government progress update

This year, we are seeing continued growth acceleration with U.S. federal customers. In the first three quarters of 2022, the federal government has booked contracts exceeding $200 million, with deliverables that extend over the next several years. This progress is the result of a growth initiative that Axon began in 2019, when we began establishing trusted relationships with agencies that are now finding value in our products, mission, and commitment to law enforcement and communities.

Over the past four years, Axon has established itself as a key partner to many of the federal offices that collectively employ about 137,000 federal civilian law enforcement agents(1), each with an agency that serves a unique mission. Axon’s compelling value proposition to the federal government includes our mission focus, our stability and reliability as a company that has been innovating since 1993, and our technology leadership building unique products to solve unique problems. In addition, to date, Axon remains the only FedRAMP-authorized digital evidence management system cloud service provider.

U.S. government adoption of body cameras and digital evidence management

Axon is working to support customers, helping them tackle difficult challenges and lead successful body camera programs, such as the Department of Homeland Security’s first-ever deployment of body cameras along the U.S. southern border. The evidence captured on those body cameras is managed in our FedRAMP-cloud environment.

Additionally, the U.S. Marshals Service, Drug Enforcement Administration (DEA) and the U.S. Park Police are expanding their body camera programs, including awarding Axon additional contracts this year.

In May 2022, the White House issued its Executive Order on Advancing Effective, Accountable Policing and Criminal Justice Practices to Enhance Public Trust and Public Safety. The order contained a key provision outlining a requirement for federal agencies to adopt body-worn camera policies.

Since then, the U.S. Department of Veterans Affairs (VA) became the first agency to award a contract and begin the process of instituting a new body camera program. The department signed a $60 million contract(2) with the potential to expand over time, showcasing both VA's commitment to veterans and officers, as well as Axon's ability to respond to the requirements of the federal market.

“Our mission is to deliver professional law enforcement and security services, and the protection of persons and property on VA campuses; as well as the buildings under the jurisdiction of the Department of Veterans Affairs. That includes ensuring the safety of our Veterans, their care givers and VA employees at all medical centers and clinics. By providing our police officers, detectives and special agents with real-time visibility and situational awareness, we ensure a safe environment for our Veterans across the healthcare system.” — Troy Brown, Director, VA Law Enforcement Services

U.S. government adoption of TASER devices

We are also seeing healthy interest in our less-lethal technology from myriad government customers. The U.S. Secret Service Uniformed Division, for example, recently awarded Axon a contract to deploy TASER 7.  This represents the first Homeland Security agency — and the largest federal customer — to deploy TASER 7 less-lethal technology.

We expect more agencies to adopt Axon-provided capabilities and are pleased with our progress in supporting the U.S. federal government.

(1) Source: U.S. Department of Justice’s Bureau of Justice Statistics, Federal Law Enforcement Officers, 2020 – Statistical Tables published on September 2022

(2) Axon's $60 million indefinite delivery, indefinite quantity (IDIQ) contract with the VA includes a price schedule that allows for performance over a five-year period.

Summary of Q3 2022 results

●	Quarterly revenue of $312 million grew 34% year over year, led by our domestic business, which grew 37%, driven by demand for the premium versions of our products and bundles.
●	Total company gross margin of 62% improved more than 100 basis points sequentially. Gross margin benefitted from our renewed agreement with Microsoft Azure, which was discussed in our last quarterly update, as well as demand for our premium software-heavy bundles.

●	GAAP operating profit was $32 million. Operating expenses for the quarter of $161 million included $27 million in stock-based compensation expenses.
o	SG&A of $102 million included $14 million in stock-based compensation expenses.
o	R&D of $59 million included $13 million in stock-based compensation expenses.
●	Our quarterly net income of $12 million, or $0.17 per diluted share, included $28 million in stock-based compensation expenses and $11 million in net unrealized losses related to strategic investments and marketable securities.
●	Non-GAAP net income was $44 million, or $0.60 per diluted share.
●	Adjusted EBITDA was $68 million, supporting Adjusted EBITDA margins of 21.7%.
o	Both Non-GAAP net income and Adjusted EBITDA exclude stock-based compensation expenses and net gains or losses related to our strategic investment portfolio.
●	Operating cash flow of $41 million supported free cash flow generation of $26 million and adjusted free cash flow generation of $31 million. We define free cash flow as operating cash flow less capital expenditures and purchases of intangible assets. Adjusted free cash flow excludes campus investments.
●	As of September 30, 2022 Axon had $371 million in cash, equivalents and investments.
●	Axon has zero funded debt.

Financial commentary by segment:

TASER

	THREE MONTHS ENDED			CHANGE
	30 SEP 2022	30 JUN 2022	30 SEP 2021	QoQ		YoY
	(in thousands)
Net sales	$144,883	$135,586	$121,491	6.9%		19.3%
Gross margin	63.1%	64.3%	65.8%	(120)	bp	(270)	bp
●	TASER segment revenue growth was driven by a significant customer shift from our legacy TASER products to the premium TASER 7, which has a higher average selling price and delivers a higher number of cartridges associated with the bundles.
●	Sequential TASER segment gross margin drivers in the quarter included unfavorable purchase price variance on raw materials components, unfavorable product mix, including low-margin VR-hardware, slightly offset by sequential favorability in outbound freight costs. We see opportunities to improve TASER segment gross margin by continuing to drive manufacturing efficiency and improve fixed cost absorption as we grow.

Software & Sensors

	THREE MONTHS ENDED			CHANGE
	30 SEP 2022	30 JUN 2022	30 SEP 2021	QoQ		YoY
	(in thousands)
Axon Cloud net sales	$95,740	$81,697	$63,264	17.2%		51.3%
Axon Cloud gross margin	74.1%	70.4%	74.6%	370	bp	(50)	bp

Sensors and Other net sales	$71,131	$68,330	$47,234	4.1%		50.6%
Sensors and Other gross margin	43.3%	42.9%	36.9%	40	bp	640	bp
●	Axon Cloud revenue growth of 51% reflects strong domestic demand for our software-heavy premium integrated bundles and healthy momentum in our digital evidence management, productivity and real-time operations platforms.
●	Axon Cloud gross margin of 74.1% included the benefit of our renewed agreement with Microsoft Azure, which was discussed in detail in our last quarterly update. Axon Cloud gross margin also includes the low-to-no margin professional services costs of teams who help our customers deploy Axon’s solutions. The software-only revenue in this segment, which is annually recurring and includes cloud storage and compute costs, has consistently exceeded our gross margin target of 80%.

●	Sensors & Other revenue growth reflected domestic strength in our body camera business, including a favorable pricing mix, followed by strength in shipments of Axon Fleet in-car cameras.
●	Sensors & Other gross margin was 43.3%.

Forward-looking performance indicators:

	30 SEP 2022	30 JUN 2022	31 MAR 2022	31 DEC 2021	30 SEP 2021
	($ in millions)
Annual recurring revenue (1)	$403	$368	$348	$327	$289
Net revenue retention (2)	120%	119%	119%	119%	119%
Total company future contracted revenue (2)	$3,730	$3,330	$2,970	$2,800	$2,390
Percentage of TASER devices sold on a recurring payment plan	63%	76%	45%	65%	58%

(1)Monthly recurring license, integration, warranty, and storage revenue annualized.
(2)Refer to “Statistical Definitions” below.
●	Annual Recurring Revenue (ARR) grew 40% year over year to $403 million.
●	Net revenue retention was 120% in the quarter, reflecting our ability to deliver additional value to our customers over time and de minimis attrition. We drive adoption of our cloud software solutions through integrated bundling. Our law enforcement agency customers often sign up for five to ten-year subscriptions. This SaaS metric purposely excludes the hardware portion of customer subscriptions.
●	Total company future contracted revenue grew to $3.73 billion. We expect to recognize between 15% to 20% of this balance over the next twelve months, and generally expect the remainder to be recognized over the following ten years. This metric is also known as “remaining performance obligations.”
●	The percentage of TASER devices sold on a subscription was 63% in the quarter. As a reminder, Axon has been successfully transitioning its TASER hardware business into a subscription service in more mature markets and expanding into new markets where some initial sales are not on a subscription, with the intention of building subscription businesses in those markets over time.

Outlook

The following forward-looking statements reflect Axon’s full year 2022 expectations as of November 8, 2022, and are subject to risks and uncertainties.

●	Axon's full year 2022 revenue expectation has improved to a range of $1.15 billion to $1.16 billion, reflecting approximately 34% year-over-year growth at the midpoint. Previously, Axon had guided to a range of $1.07 billion to $1.12 billion, reflecting 27% year-over-year growth at the midpoint.
o	Our guidance implies Q4 2022 revenue of $300 million to $310 million, representing 40% year-over-year growth at the midpoint.
●	We now expect to deliver 2022 Adjusted EBITDA between $215 million and $220 million, compared with our previous expectation that we would deliver Adjusted EBITDA of about $200 million.
o	Our guidance implies Q4 2022 Adjusted EBITDA of $49 million to $54 million.
o	We provide Adjusted EBITDA guidance, rather than net income guidance, due to the inherent difficulty of forecasting certain types of expenses such as stock-based compensation and income tax expenses, which affect net income but not Adjusted EBITDA. We are unable to reasonably estimate the impact of such expenses, if any, on net income. Accordingly, we do not provide a reconciliation of projected net income to projected Adjusted EBITDA.
●	We expect stock-based compensation expense to be approximately $105 million for the full year. Because our stock-based compensation expense may vary based on changes in the probability of attaining certain operational or market capitalization metrics or attainment of such metrics and with changes in the expected or actual timing of such attainment, it is inherently difficult to forecast future stock-based compensation expense.
●	We now expect adjusted free cash flow to come in above the midpoint of our previously communicated range of $125 million to $145 million. This range reflects our expectations for operating cash flow, minus our expected purchases of property and equipment (CapEx), excluding (adding back) investments made in our campus facility.
o	Our adjusted free cash flow projections reflect the fact that we’ve been investing in inventory to support growth amidst a challenging supply chain environment.
o	We now expect 2022 capital expenditures of $70 million to $80 million, compared with our previous range of $80 million to $90 million, as some investments have pushed into next year. This includes our unchanged expectations for net campus investments of less than $25 million.

We remain confident in our long-term financial objective of profitably delivering a 20%+ topline CAGR, and delivering products that solve real-world problems, and benefit all of our stakeholders, including shareholders, customers and the public.

Thank you for investing in our mission.

-The Axon team

Quarterly conference call and webcast

We will host our Q3 2022 earnings conference call webinar on Tuesday, November 8, at 2 p.m. PT / 5 p.m. ET.

The webcast will be available via a link on Axon's investor relations website at https://investor.axon.com, or can be accessed directly via https://axon.zoom.us/j/99038315799.

Statistical Definitions

Bookings: We consider bookings to be a statistical measure defined as the sales price of orders (not invoiced sales), including contractual optional periods we expect to be exercised, net of cancellations, inclusive of renewals, placed in the relevant fiscal period, regardless of when the products or services ultimately will be provided, so long as they are expected to occur within five years. Most bookings will be invoiced in subsequent periods. Due to government funding rules, in some cases certain of the future period amounts included in bookings are subject to budget appropriation or other contract cancellation clauses. Although we have entered into contracts for the delivery of products and services in the future and anticipate the contracts will be fulfilled, if agencies do not exercise contractual options, do not appropriate funds in future year budgets, or enact a cancellation clause, revenue associated with these bookings may not ultimately be recognized, resulting in a future reduction to bookings. Bookings, as presented here, represent total company bookings inclusive of all product. Certain customers sign contracts for time periods longer than five-years, which generates a larger-sized booking — but the expected exercise amounts after the five-year period is not included in bookings, as described here, in order to facilitate comparisons between periods.

Net revenue retention: Dollar-based net revenue retention is an important metric to measure our ability to retain and expand our relationships with existing customers. We calculate it as the software and camera warranty subscription and support revenue from a base set of agency customers from which we generated Axon Cloud subscription revenue in the last month of a quarter divided by the software and camera warranty subscription and support revenue from the year-ago month of that same customer base. This calculation includes high-margin warranty but purposely excludes the lower-margin hardware subscription contingent of the customer contracts, as it is meant to be a SaaS metric that we use to monitor the health of the recurring revenue business we are building. This calculation also excludes the implied monthly revenue contribution of customers that were added since the year-ago quarter, and therefore excludes the benefit of new customer acquisition. The metric includes customers, if any, that terminated during the annual period, and therefore, this metric is inclusive of customer churn. This metric is downwardly adjusted to account for the effect of phased deployments -- meaning that for the year-ago period, we consider the total contractually obligated implied monthly revenue amount, rather than monthly revenue amounts that might have been in actuality smaller on a GAAP basis due to the customer not having yet fully deployed their Axon solution. For more information relative to our revenue recognition policies, please reference our SEC filings.

Total company future contracted revenue: Total company future contracted revenue includes both recognized contract liabilities as well as amounts that will be invoiced and recognized in future periods. The remaining performance obligations are limited only to arrangements that meet the definition of a contract under Topic 606 as of September 30, 2022. We expect to recognize between 15% - 20% of this balance over the next twelve months, and generally expect the remainder to be recognized over the following ten years, subject to risks related to delayed deployments, budget appropriation or other contract cancellation clauses.

Non-GAAP Measures

To supplement the Company’s financial results presented in accordance with GAAP, we present the non-GAAP financial measures of EBITDA, Adjusted EBITDA, Non-GAAP Net Income, Non-GAAP Diluted Earnings Per Share, Free Cash Flow and Adjusted Free Cash Flow. The Company’s management uses these non-GAAP financial measures in evaluating the Company’s performance in comparison to prior periods. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing its performance, and when planning and forecasting our future periods. A reconciliation of GAAP to the non-GAAP financial measures is presented herein.

●	EBITDA (Most comparable GAAP Measure: Net income) - Earnings before interest expense, investment interest income, income taxes, depreciation and amortization.
●	Adjusted EBITDA (Most comparable GAAP Measure: Net income) - Earnings before interest expense, investment interest income, income taxes, depreciation, amortization, non-cash stock-based compensation expense, realized and unrealized gains/losses on strategic investments and marketable securities and pre-tax certain other items (identified and listed below in the reconciliation).

●	Non-GAAP Net Income (Most comparable GAAP Measure: Net income) - Net income excluding the costs of non-cash stock-based compensation and excluding any net gain/loss/write-down/disposal/abandonment of property, equipment and intangible assets; realized and unrealized gain/losses on strategic investments and marketable securities; loss on impairment; costs related to strategic investments and business acquisitions; costs related to the FTC litigation and pre-tax certain other items (listed below). The Company tax-effects non-GAAP adjustments using the blended statutory federal and state tax rates for each period presented.
●	Non-GAAP Diluted Earnings Per Share (Most comparable GAAP Measure: Earnings Per share) - Measure of Company’s Non-GAAP Net Income divided by the weighted average number of diluted common shares outstanding during the period presented.
●	Free Cash Flow (Most comparable GAAP Measure: Cash flow from operating activities) - cash flows provided by operating activities minus purchases of property and equipment and intangible assets.
●	Adjusted Free Cash Flow (Most comparable GAAP Measure: Cash flow from operating activities) - cash flows provided by operating activities minus purchases of property and equipment and intangible assets, excluding the net impact of investments in our new Scottsdale, Ariz. campus.

Caution on Use of Non-GAAP Measures

Although these non-GAAP financial measures are not consistent with GAAP, management believes investors will benefit by referring to these non-GAAP financial measures when assessing the Company’s operating results, as well as when forecasting and analyzing future periods. However, management recognizes that:

●	these non-GAAP financial measures are limited in their usefulness and should be considered only as a supplement to the Company’s GAAP financial measures;
●	these non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the Company’s GAAP financial measures;
●	these non-GAAP financial measures should not be considered to be superior to the Company’s GAAP financial measures; and
●	these non-GAAP financial measures were not prepared in accordance with GAAP or under a comprehensive set of rules or principles.

Further, these non-GAAP financial measures may be unique to the Company, as they may be different from similarly titled non-GAAP financial measures used by other companies. As such, this presentation of non-GAAP financial measures may not enhance the comparability of the Company’s results to the results of other companies.

About Axon

Axon is a technology leader in global public safety. Our moonshot goal is to cut gun-related deaths between police and the public by 50% before 2033. Axon is building the public safety operating system of the future by integrating a suite of hardware devices and cloud software solutions that lead modern policing. Axon’s suite includes TASER energy devices, body-worn cameras, in-car cameras, cloud-hosted digital evidence management solutions, productivity software and real-time operations capabilities. Axon’s growing global customer base includes first responders across international, federal, state and local law enforcement, fire, corrections and emergency medical services, as well as the justice sector, commercial enterprises and consumers.

Non-Axon trademarks are property of their respective owners.

Axon, Axon Air, Axon Body, Axon Evidence, Axon Fleet, Axon Investigate, Axon Performance, Axon Respond, My90, TASER, TASER 7 and the Delta Logo are trademarks of Axon Enterprise, Inc., some of which are registered in the U.S. and other countries. For more information, visit www.axon.com/legal. © 2022 Axon Enterprise, Inc. All rights reserved.

Forward-looking statements

Forward-looking statements in this letter include, without limitation, statements regarding: proposed products and services and related development efforts and activities; expectations about the market for our current and future products and services; strategies and trends relating to subscription plan programs and revenues; strategies and trends, including the benefits of, research and development investments; the timing and realization of future contracted revenue; the fulfillment of bookings; expectations about customer behavior; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance, including our outlook for 2022 fourth quarter and full year revenue, stock-based compensation expense, adjusted EBITDA, adjusted free cash flow, and capital expenditures; statements of management’s strategies, goals and objectives and other similar expressions; as well as the ultimate resolution of financial statement items requiring critical accounting estimates, including those set forth in our Form 10‑K for the year ended December 31, 2021. Such statements give our current expectations or forecasts of future events; they do not relate strictly to historical or current facts. Words such as “may,” “will,” “should,” “could,” “would,” “predict,” “potential,” “continue,” “expect,” “anticipate,” “future,” “intend,” “plan,” “believe,” “estimate,” and similar expressions, as well as statements in future tense, identify forward-looking statements. However, not all forward-looking statements contain these identifying words.

We cannot guarantee that any forward-looking statement will be realized, although we believe we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and potentially inaccurate assumptions. The following important factors could cause actual results to differ materially from those in the forward-looking statements: the potential global impacts of the COVID-19 pandemic; our exposure to cancellations of government contracts due to appropriation clauses, exercise of a cancellation clause, or non-exercise of contractually optional periods; our ability to design, introduce and sell new products or features; our ability to defend against litigation and protect our intellectual property, and the resulting costs of this activity; our ability to manage our supply chain and avoid production delays, shortages, and impacts to expected gross margins; the impact of stock-based compensation expense, impairment expense, and income tax expense on our financial results; customer purchase behavior, including adoption of our software as a service delivery model; negative media publicity regarding our products; the impact of product mix on projected gross margins; defects in our products; changes in the costs of product components and labor; loss of customer data, a breach of security, or an extended outage, including by our third party cloud-based storage providers; exposure to international operational risks; delayed cash collections and possible credit losses due to our subscription model; changes in government regulations in the U.S. and in foreign markets, especially related to the classification of our products by the United States Bureau of Alcohol, Tobacco, Firearms and Explosives; our ability to integrate acquired businesses; our ability to attract and retain key personnel; and counter-party risks relating to cash balances held in excess of FDIC insurance limits. Many events beyond our control may determine whether results we anticipate will be achieved. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected. You should bear this in mind as you consider forward-looking statements. The Annual Report on Form 10‑K that we filed with the Securities and Exchange Commission ("SEC") on February 25, 2022 lists various important factors that could cause actual results to differ materially from expected and historical results. These factors are intended as cautionary statements for investors within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act. Readers can find them under the heading “Risk Factors” in the Report on Form 10‑K, and investors should refer to them. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

Except as required by law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our Form 10-Q, 8-K and 10-K reports to the SEC. Our filings with the SEC may be accessed at the SEC’s web site at www.sec.gov.

Update on Legal Matters:

Axon v. FTC

Axon continues to vigorously prosecute its federal court constitutional case against the Federal Trade Commission (FTC) while the FTC's separate antitrust administrative action against the company regarding its 2018 acquisition of Vievu LLC remains stayed.

On January 24, 2022, the U.S. Supreme Court accepted review of an important jurisdictional issue raised by Axon’s constitutional challenges to the FTC’s administrative structure and procedures. The high Court’s action is a critical first step for all businesses seeking to vindicate their constitutional rights and hold government regulators accountable.  Oral argument occurred at the Supreme Court on November 7.  A decision is unlikely before March 2023.  Links to all court filings and opinions can be found on Axon's FTC Investor Briefing page at https://www.axon.com/ftc.

Parallel to these matters Axon is evaluating strategic alternatives to litigation, which Axon might pursue if determined to be in the best interests of shareholders and customers. This could include a divestiture of the Vievu entity and/or related assets. While Axon continues to believe the acquisition was lawful and a benefit to Vievu's customers, the cost, risk and distraction of protracted litigation merit consideration of settlement if achievable on terms agreeable to the FTC and Axon.

For investor relations information please contact Investor Relations via email at IR@axon.com.

AXON ENTERPRISE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share data)

	THREE MONTHS ENDED			NINE MONTHS ENDED
	30 SEP 2022	30 JUN 2022	30 SEP 2021	30 SEP 2022	30 SEP 2021
Net sales from products	$210,398	$200,051	$165,803	$586,653	$463,116
Net sales from services	101,356	85,562	66,186	267,140	182,687
Net sales	311,754	285,613	231,989	853,793	645,803
Cost of product sales	93,724	87,502	71,336	260,578	195,253
Cost of service sales	24,773	24,148	16,086	70,256	44,701
Cost of sales	118,497	111,650	87,422	330,834	239,954
Gross margin	193,257	173,963	144,567	522,959	405,849
Operating expenses:
Sales, general and administrative	102,023	95,005	99,295	287,157	403,554
Research and development	59,127	57,547	42,382	165,090	143,352
Total operating expenses	161,150	152,552	141,677	452,247	546,906
Income (loss) from operations	32,107	21,411	2,890	70,712	(141,057)
Interest and other income (expense), net	(11,249)	47,026	(5,530)	91,076	36,896
Income (loss) before provision for income taxes	20,858	68,437	(2,640)	161,788	(104,161)
Provision for (benefit from) income taxes	8,727	17,475	(51,164)	43,824	(57,651)
Net income (loss)	$12,131	$50,962	$48,524	$117,964	$(46,510)
Net income (loss) per common and common equivalent shares:
Basic	$0.17	$0.72	$0.73	$1.66	$(0.71)
Diluted	$0.17	$0.71	$0.67	$1.63	$(0.71)
Weighted average number of common and common equivalent shares outstanding:
Basic	71,107	71,040	66,192	71,033	65,139
Diluted	72,525	72,283	72,441	72,386	65,139

AXON ENTERPRISE, INC.

SEGMENT REPORTING

(Unaudited)

(dollars in thousands)

	THREE MONTHS ENDED			THREE MONTHS ENDED			THREE MONTHS ENDED
	30 SEP 2022			30 JUN 2022			30 SEP 2021
		Software			Software			Software
		and			and			and
	TASER	Sensors	Total	TASER	Sensors	Total	TASER	Sensors	Total
Net sales from products (1)	$139,267	$71,131	$210,398	$131,721	$68,330	$200,051	$118,569	$47,234	$165,803
Net sales from services (2)	5,616	95,740	101,356	3,865	81,697	85,562	2,922	63,264	66,186
Net sales	144,883	166,871	311,754	135,586	150,027	285,613	121,491	110,498	231,989
Cost of product sales	53,422	40,302	93,724	48,463	39,039	87,502	41,554	29,782	71,336
Cost of service sales	—	24,773	24,773	—	24,148	24,148	—	16,086	16,086
Cost of sales	53,422	65,075	118,497	48,463	63,187	111,650	41,554	45,868	87,422
Gross margin	91,461	101,796	193,257	87,123	86,840	173,963	79,937	64,630	144,567
Gross margin %	63.1%	61.0%	62.0%	64.3%	57.9%	60.9%	65.8%	58.5%	62.3%

Research and development	13,864	45,263	59,127	13,316	44,231	57,547	10,476	31,906	42,382

	NINE MONTHS ENDED			NINE MONTHS ENDED
	30 SEP 2022			30 SEP 2021
		Software			Software
		and			and
	TASER	Sensors	Total	TASER	Sensors	Total
Net sales from products (1)	$382,142	$204,511	$586,653	$326,508	$136,608	$463,116
Net sales from services (2)	12,687	254,453	267,140	6,510	176,177	182,687
Net sales	394,829	458,964	853,793	333,018	312,785	645,803
Cost of product sales	142,510	118,068	260,578	112,200	83,053	195,253
Cost of service sales	—	70,256	70,256	145	44,556	44,701
Cost of sales	142,510	188,324	330,834	112,345	127,609	239,954
Gross margin	252,319	270,640	522,959	220,673	185,176	405,849
Gross margin %	63.9%	59.0%	61.3%	66.3%	59.2%	62.8%

Research and development	37,076	128,014	165,090	32,032	111,320	143,352

(1)	Software and Sensors “products” revenue consists of sensors, including on-officer body cameras, Axon Fleet cameras, other hardware sensors, warranties on sensors, and other products, and is sometimes referred to as Sensors and Other revenue.
(2)	Software and Sensors “services” revenue comprises sales related to the Axon Cloud, which includes Axon Evidence, cloud-based evidence management software revenue, other recurring cloud-hosted software revenue and related professional services, and is sometimes referred to as Axon Cloud revenue.

AXON ENTERPRISE, INC.

UNIT SALES STATISTICS

(Unaudited)

Units in whole numbers

	THREE MONTHS ENDED				NINE MONTHS ENDED
	30 SEP	30 SEP	Unit	Percent	30 SEP	30 SEP	Unit	Percent
	2022	2021	Change	Change	2022	2021	Change	Change
TASER 7	40,502	36,350	4,152	11.4%	104,687	77,421	27,266	35.2%
TASER X26P	3,745	6,596	(2,851)	(43.2)	18,914	21,837	(2,923)	(13.4)
TASER X2	5,120	5,562	(442)	(7.9)	9,871	24,188	(14,317)	(59.2)
TASER Consumer devices	7,180	3,232	3,948	122.2	18,538	18,225	313	1.7
Cartridges	1,481,169	1,327,971	153,198	11.5	4,107,440	3,751,060	356,380	9.5
Axon Body	71,070	58,248	12,822	22.0	193,483	149,914	43,569	29.1
Axon Flex	1,188	3,390	(2,202)	(65.0)	5,451	6,801	(1,350)	(19.9)
Axon Fleet	2,342	2,753	(411)	(14.9)	14,235	6,655	7,580	113.9
Axon Dock	3,822	8,556	(4,734)	(55.3)	17,200	20,625	(3,425)	(16.6)

AXON ENTERPRISE, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(Unaudited)

Dollars in thousands

	THREE MONTHS ENDED			NINE MONTHS ENDED
	30 SEP 2022	30 JUN 2022	30 SEP 2021	30 SEP 2022	30 SEP 2021
EBITDA and Adjusted EBITDA:
Net income (loss)	$12,131	$50,962	$48,524	$117,964	$(46,510)
Depreciation and amortization	6,206	6,210	4,838	18,171	13,420
Interest expense	3	3	5	14	27
Investment interest (income) loss	(1,098)	584	(123)	(168)	(1,158)
Provision for (benefit from) income taxes	8,727	17,475	(51,164)	43,824	(57,651)
EBITDA	$25,969	$75,234	$2,080	$179,805	$(91,872)

Adjustments:
Stock-based compensation expense	$28,204	$21,162	$35,062	$74,454	$262,221
Realized and unrealized (gains) loss on strategic investments and marketable securities, net (1)	11,338	(47,985)	6,660	(92,498)	(34,195)
Transaction costs related to strategic investments and acquisitions	469	964	393	2,304	888
Loss on disposal and abandonment of intangible assets	20	8	—	68	130
Loss on disposal and impairment of property, equipment and other assets, net	1,775	83	31	1,964	74
Costs related to FTC litigation	—	291	242	295	622
Payroll taxes related to XSPP vesting and CEO Award option exercises	—	—	6,069	—	9,738
Adjusted EBITDA	$67,775	$49,757	$50,537	$166,392	$147,606
Net income (loss) as a percentage of net sales	3.9%	17.8%	20.9%	13.8%	(7.2)%
Adjusted EBITDA as a percentage of net sales	21.7%	17.4%	21.8%	19.5%	22.9%

Stock-based compensation expense:
Cost of product and service sales	$1,157	$1,066	$1,112	$3,331	$4,439
Sales, general and administrative	14,268	8,610	25,969	35,860	211,073
Research and development	12,779	11,486	7,981	35,263	46,709
Total	$28,204	$21,162	$35,062	$74,454	$262,221

(1)	Includes unrealized losses of $38.0 million and unrealized gains of $130.5 million for the nine months ended September 30, 2022. Includes an unrealized loss of $6.7 million, unrealized gains of $28.6 million and realized gain of $12.3 million for the nine months ended September 30, 2021.

AXON ENTERPRISE, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES - continued

(Unaudited)

Dollars in thousands, except per share amounts

	THREE MONTHS ENDED			NINE MONTHS ENDED
	30 SEP 2022	30 JUN 2022	30 SEP 2021	30 SEP 2022	30 SEP 2021
Non-GAAP net income:
GAAP net income (loss)	$12,131	$50,962	$48,524	$117,964	$(46,510)
Non-GAAP adjustments:
Stock-based compensation expense	28,204	21,162	35,062	74,454	262,221
Realized and unrealized (gains) loss on strategic investments and marketable securities, net (1)	11,338	(47,985)	6,660	(92,498)	(34,195)
Transaction costs related to strategic investments and acquisitions	469	964	393	2,304	888
Loss on disposal and abandonment of intangible assets	20	8	—	68	130
Loss on disposal and impairment of property, equipment and other assets, net	1,775	83	31	1,964	74
Costs related to FTC litigation	—	291	242	295	622
Payroll taxes related to XSPP vesting and CEO Award option exercises	—	—	6,069	—	9,738
Income tax effects	(10,409)	6,344	(12,064)	3,340	(59,671)
Non-GAAP net income	$43,528	$31,829	$84,917	$107,891	$133,297

Diluted income (loss) per common share
GAAP	$0.17	$0.71	$0.67	$1.63	$(0.71)
Non-GAAP	$0.60	$0.44	$1.17	$1.49	$1.89

Diluted weighted average shares outstanding
GAAP	72,525	72,283	72,441	72,386	65,139
Non-GAAP (2)	72,525	72,283	72,441	72,386	70,515

(1)	Includes unrealized losses of $38.0 million and unrealized gains of $130.5 million for the nine months ended September 30, 2022. Includes an unrealized loss of $6.7 million, unrealized gains of $28.6 million and realized gain of $12.3 million for the nine months ended September 30, 2021.
(2)	Non-GAAP diluted income per common share factors in higher diluted weighted average shares outstanding in periods where there is both a GAAP net loss and non-GAAP net income.

AXON ENTERPRISE, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	30 SEP 2022	31 DEC 2021
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$147,711	$356,332
Marketable securities	35,280	72,180
Short-term investments	194,627	14,510
Accounts and notes receivable, net	418,308	320,819
Contract assets, net	168,673	180,421
Inventory	173,046	108,688
Prepaid expenses and other current assets	68,054	56,540
Total current assets	1,205,699	1,109,490

Property and equipment, net	164,160	138,457
Deferred tax assets, net	96,355	127,193
Intangible assets, net	13,039	15,470
Goodwill	44,819	43,592
Long-term investments	28,536	31,232
Long-term notes receivable, net	8,462	11,256
Long-term contract assets, net	48,388	29,753
Strategic investments	290,329	83,520
Other long-term assets	110,643	98,247
Total assets	$2,010,430	$1,688,210

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	50,193	32,220
Accrued liabilities	112,766	103,707
Current portion of deferred revenue	246,446	265,591
Customer deposits	15,317	10,463
Other current liabilities	6,801	6,540
Total current liabilities	431,523	418,521

Deferred revenue, net of current portion	313,823	185,721
Liability for unrecognized tax benefits	7,317	3,797
Long-term deferred compensation	5,369	5,679
Deferred tax liability, net	1	811
Long-term lease liabilities	16,311	20,440
Other long-term liabilities	4,773	5,392
Total liabilities	779,117	640,361

Stockholders’ Equity:
Preferred stock	—	—
Common stock	1	1
Additional paid-in capital	1,167,218	1,095,229
Treasury stock	(155,947)	(155,947)
Retained earnings	227,847	109,883
Accumulated other comprehensive loss	(7,806)	(1,317)
Total stockholders’ equity	1,231,313	1,047,849
Total liabilities and stockholders’ equity	$2,010,430	$1,688,210

AXON ENTERPRISE, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	THREE MONTHS ENDED			NINE MONTHS ENDED
	30 SEP 2022	30 JUN 2022	30 SEP 2021	30 SEP 2022	30 SEP 2021
Cash flows from operating activities:
Net income (loss)	$12,131	$50,962	$48,524	$117,964	$(46,510)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	6,206	6,210	4,838	18,171	13,420
Purchase accounting adjustments to goodwill	—	58	—	58	—
Loss on disposal and abandonment of intangible assets	20	8	—	68	130
Loss on disposal and impairment of property, equipment and other assets, net	1,775	83	31	1,964	74
Realized and unrealized (gains) loss on strategic investments and marketable securities, net	11,338	(47,985)	6,660	(92,498)	(34,195)
Stock-based compensation	28,204	21,162	35,062	74,454	262,221
Deferred income taxes	4,299	8,021	(52,004)	30,349	(58,893)
Unrecognized tax benefits	(376)	2,530	30	3,519	77
Bond amortization	(362)	142	1,496	(61)	4,606
Noncash lease expense	1,718	1,723	1,437	4,997	4,087
Provision for expected credit losses	386	(45)	553	569	615
Change in assets and liabilities:
Accounts and notes receivable and contract assets	(34,799)	(87,742)	(114,106)	(115,046)	(118,094)
Inventory	(19,158)	(32,849)	(1,306)	(66,267)	(3,154)
Prepaid expenses and other assets	(15,183)	4,386	(15,586)	(17,871)	(28,906)
Accounts payable, accrued and other liabilities	4,115	34,149	38,909	28,684	28,528
Deferred revenue	40,587	58,563	61,911	115,187	87,558
Net cash provided by operating activities	40,901	19,376	16,449	104,241	111,564
Cash flows from investing activities:
Purchases of investments	(85,902)	(108,240)	(124,191)	(194,142)	(362,479)
Proceeds from call / maturity of investments	6,012	2,273	204,358	15,485	499,172
Exercise of warrants from strategic investments	—	(6,555)	—	(6,555)	—
Proceeds from sale of strategic investments	—	—	—	—	14,546
Purchases of property and equipment	(14,371)	(12,749)	(12,470)	(44,218)	(36,501)
Purchases of intangible assets	(89)	(67)	(14)	(193)	(157)
Proceeds from disposal of property and equipment	135	4	(17)	226	31
Strategic investments	(9,000)	(61,000)	—	(70,500)	(20,500)
Business acquisition, net of cash acquired	—	(2,104)	(700)	(2,104)	(700)
Net cash provided by (used in) investing activities	(103,215)	(188,438)	66,966	(302,001)	93,412
Cash flows from financing activities:
Net proceeds from equity offering	—	(3)	105,615	(74)	105,615
Income and payroll tax payments for net-settled stock awards	(72)	(931)	(172,205)	(2,391)	(182,517)
Net cash used in financing activities	(72)	(934)	(66,590)	(2,465)	(76,902)
Effect of exchange rate changes on cash and cash equivalents	(2,873)	(3,753)	(1,508)	(6,783)	(1,827)
Net increase (decrease) in cash and cash equivalents and restricted cash	(65,259)	(173,749)	15,317	(207,008)	126,247
Cash and cash equivalents and restricted cash, beginning of period	214,689	388,438	266,481	356,438	155,551
Cash and cash equivalents and restricted cash, end of period	$149,430	$214,689	$281,798	$149,430	$281,798

AXON ENTERPRISE, INC.

SELECTED CASH FLOW INFORMATION

(Unaudited)

(in thousands)

	THREE MONTHS ENDED			NINE MONTHS ENDED
	30 SEP 2022	30 JUN 2022	30 SEP 2021	30 SEP 2022	30 SEP 2021
Net cash provided by operating activities	$40,901	$19,376	$16,449	$104,241	$111,564
Purchases of property and equipment	(14,371)	(12,749)	(12,470)	(44,218)	(36,501)
Purchases of intangible assets	(89)	(67)	(14)	(193)	(157)
Free cash flow, a non-GAAP measure	$26,441	$6,560	$3,965	$59,830	$74,906
Net campus investment	4,415	3,543	3,128	13,175	6,909
Adjusted free cash flow, a non-GAAP measure	$30,856	$10,103	$7,093	$73,005	$81,815

AXON ENTERPRISE, INC.

SUPPLEMENTAL TABLES

(in thousands)

	30 SEP 2022	31 DEC 2021
	(Unaudited)
Cash and cash equivalents	$147,711	$356,332
Short-term investments	194,627	14,510
Long-term investments	28,536	31,232
Total cash and cash equivalents and investments, net	$370,874	$402,074